Exhibit 10.1
SQUARESPACE, INC.
PERFORMANCE RESTRICTED STOCK UNIT GRANT NOTICE
(2021 EQUITY INCENTIVE PLAN)
Squarespace, Inc. (the “Company”), pursuant to its 2021 Equity Incentive Plan (the “Plan”), hereby awards to Participant a Performance Restricted Stock Unit Award for the number of shares of the Company’s Common Stock (“PRSUs”) set forth below (the “Award”). The Award is subject to all of the terms and conditions as set forth in this notice of grant (this “Performance Restricted Stock Unit Grant Notice”), and in the Plan and the Performance Restricted Stock Unit Award Agreement (the “Award Agreement”), both of which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein shall have the meanings set forth in the Plan or the Award Agreement. In the event of any conflict between the terms in this Performance Restricted Stock Unit Grant Notice or the Award Agreement and the Plan, the terms of the Plan shall control.

Participant:
Date of Grant:
Target Number of PRSUs:

Vesting Schedule:	The PRSUs will vest (if at all) based upon the achievement of the applicable service-based and performance-based conditions set forth in the Award Agreement (including Exhibit A attached thereto). The actual number of PRSUs that vest, if any, may be lower or higher than the Target Number of PRSUs set forth above depending on the extent to which the applicable vesting criteria are satisfied.

Issuance Schedule:	Subject to any Capitalization Adjustment, one share of Common Stock (or its cash equivalent, at the discretion of the Company) will be issued for each PRSU that vests as set forth in Section 2 of the Award Agreement and Exhibit A attached thereto.

Additional Terms/Acknowledgments: Participant acknowledges receipt of, and understands and agrees to, this Performance Restricted Stock Unit Grant Notice, the Award Agreement and the Plan. Participant further acknowledges that as of the Date of Grant, this Performance Restricted Stock Unit Grant Notice, the Award Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the acquisition of the Common Stock pursuant to the Award specified above and supersede all prior oral and written agreements on the terms of this Award, with the exception, if applicable, of (i) the written employment agreement, offer letter or other written agreement entered into between the Company and Participant specifying the terms that should govern this specific Award (including the treatment upon certain terminations of employment), to the extent the applicable treatment in such other agreement or letter is more favorable than the treatment set forth herein and (ii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law.

By accepting this Award, Participant acknowledges having received and read the Performance Restricted Stock Unit Grant Notice, the Award Agreement and the Plan and agrees to all of the terms and conditions set forth in these documents. Participant consents to receive the Plan and other related documents by electronic delivery and to participate in the Plan through an on-line or electronic system maintained by the Company or a third-party designated by the Company.

SQUARESPACE, INC.		PARTICIPANT
By:
	Signature	Signature

Title:		Date:
Date:

ATTACHMENTS: Award Agreement, including Exhibit A attached thereto

ATTACHMENT I
SQUARESPACE, INC.
2021 EQUITY INCENTIVE PLAN
PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT
Pursuant to the Performance Restricted Stock Unit Grant Notice (the “Grant Notice”) and this Performance Restricted Stock Unit Award Agreement and Exhibit A hereto (the “Agreement”), Squarespace, Inc. (the “Company”) has awarded you (“Participant”) a Performance Restricted Stock Unit Award (the “Award”) pursuant to the Company’s 2021 Equity Incentive Plan (as amended from time to time, the “Plan”) for the target number of PRSUs indicated in the Grant Notice. Capitalized terms not explicitly defined in this Agreement or the Grant Notice shall have the same meanings given to them in the Plan. The terms of your Award, in addition to those set forth in the Grant Notice, are as follows.
1.GRANT OF THE AWARD. This Award represents the right to be issued on a future date one (1) share of Common Stock for each PRSU that vests on the applicable vesting date(s) (subject to any adjustment under Section 3 below) as indicated in the Grant Notice. As of the Date of Grant, the Company will credit to a bookkeeping account maintained by the Company for your benefit (the “Account”) the number of shares of Common Stock subject to the Award. Notwithstanding the foregoing, the Company reserves the right to issue you the cash equivalent of Common Stock, in part or in full satisfaction of the delivery of Common Stock in connection with the vesting of the PRSU, and, to the extent applicable, references in this Agreement and the Grant Notice to Common Stock issuable in connection with your PRSUs will include the potential issuance of its cash equivalent pursuant to such right. This Award was granted in consideration of your services to the Company.
2.VESTING. Subject to the limitations contained herein, your Award will vest, if at all, in accordance with the vesting schedule set forth on Exhibit A attached hereto.
3.NUMBER OF SHARES. The number of PRSUs subject to your Award may be adjusted from time to time for Capitalization Adjustments, as provided in the Plan. Any additional PRSUs, shares, cash or other property that becomes subject to the Award pursuant to this Section 3, if any, shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other PRSUs and shares covered by your Award. Notwithstanding the provisions of this Section 3, no fractional shares or rights for fractional shares of Common Stock shall be created pursuant to this Section 3. Any fraction of a share will be rounded down to the nearest whole share.
4.SECURITIES LAW COMPLIANCE. You may not be issued any Common Stock under the Award unless the shares of Common Stock underlying the PRSUs are either (i) then registered under the Securities Act, or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award must also comply with other applicable laws and regulations governing the Award, and you shall not receive such Common Stock if the Company determines that such receipt would not be in material compliance with such laws and regulations.
5.TRANSFER RESTRICTIONS. Prior to the time that shares of Common Stock have been delivered to you, you may not transfer, pledge, sell or otherwise dispose of this Award or the shares issuable in respect of your Award. For example, you may not use shares that may be issued in respect of your PRSUs as security for a loan. The restrictions on transfer set forth herein will lapse upon delivery to you of shares in respect of your vested PRSUs. Notwithstanding the foregoing, your Award is transferable by will and by the laws of descent and distribution. At your death, vesting of your Award will cease and your executor or administrator of your estate shall be entitled to receive, on behalf of your estate, any Common Stock or other consideration that vested but was not issued before your death.
6.DATE OF ISSUANCE. Any shares of Common Stock in respect of the PRSUs that become vested in accordance with this Agreement and Exhibit A attached hereto will be delivered to you on or as soon as practicable after the date on which such shares become vested, but in no event later than March 15 of the year following the year in which such vesting occurs. The form of delivery (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

7.DIVIDENDS. You shall receive no benefit or adjustment to the PRSUs with respect to any cash dividend, stock dividend or other distribution that does not result from a Capitalization Adjustment; provided, however, that this sentence will not apply with respect to any shares of Common Stock that are issued to you following the vesting of the PRSUs in accordance with Section 6.
8.RESTRICTIVE LEGENDS. The shares of Common Stock issued in respect of your Award shall be endorsed with appropriate legends as determined by the Company.
9.EXECUTION OF DOCUMENTS. You hereby acknowledge and agree that the manner selected by the Company by which you indicate your consent to your Grant Notice is also deemed to be your execution of your Grant Notice and of this Agreement. You further agree that such manner of indicating consent may be relied upon as your signature for establishing your execution of any documents to be executed in the future in connection with your Award.
10.AWARD NOT A SERVICE CONTRACT.
(a) Nothing in this Agreement (including, but not limited to, the vesting of your Award or the issuance of the shares in respect of your Award), the Plan or any covenant of good faith and fair dealing that may be found implicit in this Agreement or the Plan shall: (i) confer upon you any right to continue in the employ or service of, or affiliation with, the Company or an Affiliate; (ii) constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (iii) confer any right or benefit under this Agreement or the Plan unless such right or benefit has specifically accrued under the terms of this Agreement or Plan; or (iv) deprive the Company of the right to terminate you at will and without regard to any future vesting opportunity that you may have.
(b) By accepting this Award, you acknowledge and agree that the right to continue vesting in the Award pursuant to the vesting schedule provided in the Grant Notice may not be earned unless (in addition to any other conditions described in the Grant Notice and this Agreement) you continue as an employee, director or consultant at the will of the Company and its Affiliates, as applicable (not through the act of being hired, being granted this Award or any other award or benefit) and that the Company has the right to reorganize, sell, spin-out or otherwise restructure one or more of its businesses or Affiliates at any time or from time to time, as it deems appropriate (a “reorganization”). You acknowledge and agree that such a reorganization could result in the termination of your Continuous Service, or the termination of Affiliate status of your employer and the loss of benefits available to you under this Agreement, including but not limited to, the termination of the right to continue vesting in the Award. You further acknowledge and agree that this Agreement, the Plan, the transactions contemplated hereunder and the vesting schedule set forth herein or any covenant of good faith and fair dealing that may be found implicit in any of them do not constitute an express or implied promise of continued engagement as an employee or consultant for the term of this Agreement, for any period, or at all, and shall not interfere in any way with the Company’s right to terminate your Continuous Service at any time, with or without your cause or notice, or to conduct a reorganization.
11. WITHHOLDING OBLIGATION.
(a) The Company may, in its sole discretion, satisfy any federal, state, local or foreign tax withholding obligation relating to this Award by any of the following means or by a combination of such means (the “Withholding Obligation”): (i) causing you to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to you in connection with the Award; provided, that the number of shares of Common Stock which may be so withheld or surrendered shall be limited to the number of shares of Common Stock which have a Fair Market Value on the date of withholding in such amount that will not cause adverse accounting consequences for the Company and its Affiliates and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or another governmental entity; (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to you; and/or (v) permitting or requiring you to enter into a “same day sale” commitment, if applicable, with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”), pursuant to this authorization and without further consent, whereby you irrevocably elect to sell a portion of the shares to be delivered in connection with your Restricted Stock Units to satisfy the Withholding Obligation and whereby the

FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Withholding Obligation directly to the Company and/or its Affiliates. Unless the Withholding Obligation is satisfied, the Company shall have no obligation to deliver to you any Common Stock or any other consideration pursuant to this Award.
(b) In the event the Withholding Obligation arises prior to the delivery to you of Common Stock or it is determined after the delivery of Common Stock to you that the amount of the Withholding Obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.
12. TAX CONSEQUENCES. The Company has no duty or obligation to minimize the tax consequences to you of this Award and shall not be liable to you for any adverse tax consequences to you arising in connection with this Award. You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the tax consequences of this Award and by signing the Grant Notice, you have agreed that you have done so or knowingly and voluntarily declined to do so. You understand that you (and not the Company) shall be responsible for your own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.
13. UNSECURED OBLIGATION. Your Award is unfunded, and as a holder of a vested Award, you shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares or other property pursuant to this Agreement. You shall not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to this Agreement until such shares are issued to you pursuant to
Section 6 of this Agreement. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.
14. NOTICE. All notices, requests, demands, claims and other communications with respect to this Award shall be in writing (including electronically) and shall be deemed given if delivered by certified or registered mail (first class postage prepaid), guaranteed overnight delivery or email transmission, to the following address (or to such other addresses which the Company shall designate in writing to you from time to time):
Squarespace, Inc.
225 Varick Street, 12th Floor
New York, NY 10014
Attention: Legal Department
Email: legal@squarespace.com
15. HEADINGS. The headings of the Sections in this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.
16. MISCELLANEOUS.
(a) The rights and obligations of the Company under your Award shall be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by, the Company’s successors and assigns.
(b) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.
(c) You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.
(d) This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
(e) All obligations of the Company under the Plan and this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
17. GOVERNING PLAN DOCUMENT. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. Your Award (and any compensation paid or shares issued under your Award) is subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law, in each case whether implemented before, on or after the Date of Grant. No recovery of compensation under such a clawback policy will be an event giving rise to a right to voluntarily terminate employment upon a resignation for “good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.
18. EFFECT ON OTHER EMPLOYEE BENEFIT PLANS. The value of the Award subject to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating benefits under any employee benefit plan (other than the Plan) sponsored by the Company or any Affiliate except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any or all of the employee benefit plans of the Company or any Affiliate.
19. SEVERABILITY. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
20. OTHER DOCUMENTS. You hereby acknowledge receipt of and the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the
Securities Act. In addition, you acknowledge receipt of the Company’s policy permitting certain individuals to sell shares only during certain “window” periods and the Company’s insider trading policy, in effect from time to time.
21. AMENDMENT. This Agreement may not be modified, amended or terminated except by an instrument in writing, signed by you and by a duly authorized representative of the Company. Notwithstanding the foregoing, this Agreement may be amended solely by the Board by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, and provided that, except as otherwise expressly provided in the Plan, no such amendment materially adversely affecting your rights hereunder may be made without your written consent. Without limiting the foregoing, the Board reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the Award as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.
22. COMPLIANCE WITH SECTION 409A OF THE CODE. This Award is intended to be exempt from the application of Section 409A of the Code, including but not limited to by reason of complying with the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A- 1(b)(4) and any ambiguities herein shall be interpreted accordingly. Notwithstanding the foregoing, if it is determined that the Award fails to satisfy the requirements of the short-term deferral rule and is otherwise not exempt from, and determined to be deferred compensation subject to Section 409A of the Code, this Award shall comply with Section 409A to the extent necessary to avoid adverse personal tax consequences and any ambiguities herein shall be interpreted accordingly. If it is determined that the Award is deferred compensation subject to Section 409A and you are a “Specified Employee” (within the meaning set forth in Section 409A(a)(2)(B)(i) of the Code) as of the date of your “Separation from Service” (as defined in Section 409A), then the issuance of any shares that would otherwise be made upon the date of your Separation from Service or within the first six (6) months thereafter will not be made on the originally scheduled date(s) and will instead be issued in a lump sum on the date that is six (6) months and one day after the date of the Separation from Service, with the balance of the shares issued thereafter in accordance with the original vesting and issuance schedule set forth above, but if and only if such delay in the issuance of the shares is necessary to avoid the imposition of adverse taxation on you in respect of the shares under Section 409A of the Code. Each installment of shares that vests is intended to constitute a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2).
* * * * *
This Performance Restricted Stock Unit Award Agreement shall be deemed to be signed by the Company and the Participant upon the signing by the Participant of the Performance Restricted Stock Unit Grant Notice to which it is attached.

EXHIBIT A
VESTING CRITERIA

1. PERFORMANCE VESTING CRITERIA.
Except as set forth in paragraph 3 or 4 below, the PRSUs will become eligible to vest if the Company’s unlevered Free Cash Flow (uFCF) Margin (as defined below) as of December 31, 20XX is at XX% or above (the “uFCF Hurdle”). If the uFCF Hurdle is achieved, then the number of PRSUs eligible to vest pursuant to paragraph 2 below will be calculated based on the achievement of uFCF Margin and YOY Revenue Growth (as defined below) as of December 31, 20XX as set forth on the following chart (the “Earned PRSUs”):

Tier	uFCF Margin and/or YoY Revenue Growth	Earned PRSUs (% of Target)
Tier 1	uFCF Margin is XX% and YoY Revenue Growth is XX%	20%
Tier 2	uFCF Margin is XX % and YoY Revenue Growth is XX %	50%
Tier 3	uFCF Margin is XX % and YoY Revenue Growth is XX %	100%
Tier 4	If Tier 3 is achieved and either uFCF Margin is XX % or YoY Revenue Growth is XX %	150%
Tier 5	If Tier 3 is achieved and either uFCF Margin is XX % (or more) or YoY Revenue Growth is XX % (or more)	200%
Linear interpolation applies between Tier 1 and Tier 5 and shall be determined by the Board in its sole discretion. The maximum number of Earned PRSUs will be 200% of the Target Number of PRSUs. If the uFCF Hurdle is not achieved or the YoY Revenue Growth is below XX %, then no PRSUs will be eligible to vest and the PRSUs will be immediately forfeited at no cost to the Company and you will have no further right, title or interest in or to such Award or the shares of Common Stock to be issued in respect of such Award.

“uFCF Margin” means the unlevered free cash flow, as defined in the Company’s filings, as of December 31, 20 XX expressed as a percentage of revenue as of December 31, 20 XX.

“YoY Revenue Growth” means the percentage equal to the year-over-year growth of the Company’s revenue as of December 31, 20 XX-1 as compared to December 31, 20 XX.

The YoY Revenue Growth will be measured based on organic revenue on a constant currency basis. The revenue on which the uFCF Margin will be calculated will include any inorganic revenue and will not be determined on a constant currency basis. All such measurements and calculations may be adjusted by the Board in accordance with the Plan in its sole discretion.

2. SERVICE VESTING CRITERIA. Except as set forth in paragraph 3 or 4 below,
a.One-third of the Earned PRSUs will become vested on the later of (i) the date the Board certifies that the performance criteria set forth in paragraph 1 above have been achieved or (ii) February 20, 20XX+1, in either case, subject to your Continuous Service through such vesting date (the “First Vesting Date”); provided that, if such date falls on a weekend or holiday, the First Vesting Date shall be the first business day following such date.

b.One-third of the Earned PRSUs will become vested on February 20, 20XX+2 and the final onethird of the Earned PRSUs will become vested on February 20, 20XX+3, in each case, subject to your Continuous Service through such vesting date; provided that, if such date falls on a weekend or holiday, the vesting date shall be the first business day following such date.

3. TERMINATION OF EMPLOYMENT.
Vesting will cease upon the termination of your Continuous Service and any unvested PRSUs (including unvested Earned PRSUs) on the date of such termination will be forfeited at no cost to the Company and you will have no further right, title or interest in or to such Award or the shares of Common Stock to be issued in respect of such Award.

4. CHANGE IN CONTROL.
a.If a Change in Control occurs prior to the First Vesting Date, then the Board shall determine whether the uFCF Hurdle has been achieved and the actual level of performance achieved of the uFCF Margin and the YOY Revenue Growth as of the effective date of the Change in Control; provided, that if the Board determines that either the uFCF Hurdle, uFCF Margin or the YOY Revenue Growth is not determinable, then the uFCF Hurdle will be deemed to have been achieved and the number of Earned PRSUs will be deemed to be at Tier 3.
b.As of the Change in Control, any Earned PRSUs (including any Earned PRSUs as a result of paragraph 4(a) above) will remain subject to the service vesting criteria set forth in paragraph 2; provided, that notwithstanding the terms of paragraph 3, any such Earned PRSUs shall become vested upon a Qualifying Termination (as defined in paragraph 4(c) below) occurring during the period beginning three (3) months prior to, and ending twelve (12) months following, a Change in Control.
c.The term “Qualifying Termination” means your Continuous Service ceasing due to a termination of employment without Cause or due to your resignation from employment with Good Reason (as defined below).
The term “Good Reason” has the meaning set forth in your employment agreement, offer letter or other similar written agreement between the Company and you and if no such definition exists, “Good Reason” means the occurrence of one of the following without your express written consent: (i) any reduction of your base salary by more than 10% (other than a general reduction in your base salary that affects all comparable employees of the Company); or (ii) a material reduction in your duties (including responsibilities and/or authorities), provided, however, that such a change (including a change in title) shall not be deemed a “material reduction” in and of itself unless your new duties are materially reduced from the prior duties; (iii) a change in the geographic location at which you must perform services to a facility or location of fifty (50) miles or more from your then current office location; provided, that Good Reason shall not exist unless you have provided written notice to the Board of the purported grounds for the Good Reason within 90 days of its initial existence and the Company has been provided at least 30 days to remedy the condition, and only if such condition has not been cured after the conclusion of such 30-day period.

[End of Exhibit A]